Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 21, 2024, with respect to the consolidated financial statements included in the Annual Report of CareCloud, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statements of CareCloud, Inc. on Forms S-3 (File No. 333-210391, 333-232493 and File No. 333-255094) and Forms S-8 (File No. 333-203228, 333-217317, 333-226685, 333-239781 and File No. 333-265536).

/s/ GRANT THORNTON LLP

Iselin, New Jersey
March 21, 2024